EXHIBIT 10.7(e)(i)

                 THE OGDEN SELECT SAVINGS PLAN TRUST AGREEMENT

     THIS TRUST AGREEMENT made and entered into as of the 1st day of January, 1995, by and between Ogden Services Corporation, a State of Delaware Corporation ("Company") and certain of the Company's designated subsidiaries and affiliates (individually known as a "Participating Company" and collectively "Employer") and American Express Trust Company, a Minnesota trust company (Trustee);

     (a) WHEREAS, the Company has adopted the nonqualified deferred compensation plan known as the Ogden Select Savings Plan
("Plan") for the benefit of a select group of management or highly compensated employees;

     b) WHEREAS, the Employer has incurred and expects to continue to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;

     (c) WHEREAS, the Company has established a trust (Trust) with The Bank of New York, a New York banking corporation ("BONY"), such Trust being established pursuant to a trust agreement effective October 1, 1990 and as amended and restated effective as of November 1, 1991 ("BONY Trust Agreement") and contributed to the Trust assets that have been held therein, subject to the claims of the Employer's creditors in the event of the Company's or a Participating Company's insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

     (d)  WHEREAS, pursuant to Sections 5.8 and 5.9 of the BONY
Trust Agreement, the Company has appointed the Trustee as a successor trustee to BONY;

     (e) WHEREAS, it is the intention of the parties that the Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan(s) as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purpose of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA");

     (f) WHEREAS, it is the intention of the Company to direct BONY to deliver the trust fund, established under the BONY Trust Agreement, to the Trustee and the Trustee acknowledges receipt of such trust fund, and to continue to make contributions to the Trust to provide itself with a source of funds to assist in the meeting of its liabilities under the Plans;

     NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised held and disposed of as follows:

SECTION 1.     ESTABLISHMENT OF TRUST

     (a) The Company hereby deposits, in addition to the trust fund delivered by BONY, with Trustee in trust $100, together which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust
Agreement.

     (b) The Trust hereby established is irrevocable by the Company.

     (c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

     (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Employer's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

     (e) The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

     (f) The Company represents that it shall restrict participation in the nonqualified plan(s) relating to or supported by the Trust to a "select group of management or highly compensated employees", as that phrase is used in and defined under Sections 201, 301, and 401 of ERISA. The Company represents to the Trustee that the Trust is exempt from Parts 2, 3, and 4 of Title 1 of ERISA. The Company agrees to indemnify against and hold harmless from any and all claims, judgements, settlements and related costs or damages incurred by the Trustee resulting from Trustee's reliance on these representations.

SECTION 2.  PAYMENTS TO PLAN PARTICIPANTS AND THEIR
BENEFICIARIES.

     (a) The Company shall deliver to Trustee a schedule ("Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plans), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company.

     (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by the Company or such party as it shall designate under the Plan(s), and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

     (c) The Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Company shall make the balance of each such payment as it falls due. The Trustee shall notify the Company where principal and earnings are not sufficient.

SECTION 3.      TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO
               TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT.

     (a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. The Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become generally due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

     (b) At times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below:

          (1) The Chief Executive Officer ("CEO") of the Company shall have the duty to inform the Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

          (2) Unless Trustee has actual knowledge of the Company's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's solvency.

          (3) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any right of Plan participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plan or otherwise.

          (4) The Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with
Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

     (c) Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by the Company in lieu of the payment provided for hereunder during any such period of discontinuance, plus earnings if any, thereon.

SECTION 4.  PAYMENTS TO COMPANY.

     Except as provided in Section 3 hereof, the Company shall have no right or power to direct Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

SECTION 5.     INVESTMENT AUTHORITY.

     (a) The Trustee shall have the authority, as directed by the Company, to provide the following authorized investment
vehicles:   government securities, common stocks, preferred
stocks, bonds, notes, commercial paper, fixed time deposits, money market instruments, mutual funds including any investment offered by the Trustee or its affiliates. The Company can delegate to each participant the right to direct the Trustee as to the appropriate allocation within the authorized investments selected by the Company. The Trustee nevertheless retains the authority to override a Participant's direction.


     (b) In no event may the Trustee invest in securities (including stock or right to acquire stock) or obligations issued by the Company, other than a de minimis amount held in common investment vehicles in which the Trustee invests. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Plan participants, except that voting rights with respect to Trust assets will be exercised by the Company.

SECTION 6.     DISPOSITION OF INCOME.

     During the term of the Trust, all income received by the Trust, net of expenses and taxes, if any, shall be accumulated and reinvested.

SECTION 7.     ACCOUNTING BY TRUSTEE.

     The Trustee shall keep accurate and detailed records of all investments, receipts , disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within 60 days following the close of each calendar year and within 60 days after the removal or resignation of Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and other investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

SECTION 8.     RESPONSIBILITY OF TRUSTEE.

     (a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such material would use in the conduct of an enterprise of alike character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a written direction, request or approval given by the Company which is contemplated by, and in reasonable conformity with, the terms of the Plan or this Trust Agreement and this given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

     (b) If the Trustee, after discussion with the Company, undertakes or defends any litigation arising in connection with this Trust Agreement, the Company agrees to indemnify the Trustee against the Trustee's costs, expenses and liabilities (including, without limitation, reasonable attorneys' fees and expenses) relating thereto and to be primarily liable for such payments.
If the Company does not pay such cost, expenses and liabilities in a reasonably timely manner, Trustee may, upon written notice to the Company, obtain payment from the Trust.

     (c) The Trustee may consult with legal counsel (who may also be counsel for the Company or the Trustee generally) with respect to any of its duties or obligations hereunder.

     (d) The Trustee may, hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

     (e) The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor trustee, or to loan to any person the proceeds of any borrowing against such policy.

     (f) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust Agreement the objective of carrying on a business and dividing the gains from, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

     (g) The Trustee shall on a timely basis deliver or cause to be executed and delivered, to the Employer, all notices, prospectuses, finance statements proxies and proxy soliciting materials relating to investments held hereunder. The Trustee shall not vote any proxy or tender offer election, participate in any voting trust, exercise any options or subscription right or join in, dissent from or oppose any merger, reorganization, consolidation, liquidation or sale with respect to any asset held hereunder except in accordance with the timely written instructions of the Company. If no such written instructions are timely received such proxies, elections and voting trust shall not be voted; such option or subscription rights shall not be exercises; and such mergers, reorganization, consolidation, acquisitions or sales hall not be joined, dissented from or opposed.

     (h) The Trustee may, in the exercise of its discretion, invest and reinvest the assets of any trust created under this Trust Agreement in assets issued or distributed by American Express Finanacial Advisors or any of its successors, subsidiaries or affiliates, even though American Express Financial Advisors and its successors, subsidiaries or affiliates are affiliated with the Trustee. Assets that the Trustee may acquire pursuant to the authority granted by this paragraph includes, but are not limited to load and no-load mutual funds.

SECTION 9.     COMPENSATION AND EXPENSES OF TRUSTEE.

     The Company shall pay all administrative and the Trustee's fees and expenses. If not so paid within a reasonable time and after written notice, the Trustee shall deduct the fees and expenses directly from the Trust.

SECTION 10.    RESIGNATION AND REMOVAL OF TRUSTEE.

     (a) The Trustee may resign at any time by written notice to the Company, which shall be effective 60 days after receipt of such notice unless the Company and the Trustee agree otherwise.

     (b) The Trustee may be removed by the Company on 60 days notice or upon shorter notice accepted by the Trustee.

     (c) Upon resignation or removal of the Trustee and appointment of a successor trustee, subject to Trustee's rights to deduct fees and expenses pursuant to Section 9, all assets shall subsequently be transferred to the successor trustee. The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit. In the event of such resignation or removal, the Trustee and its successors or assigns shall file with the Company a final accounting pursuant to provisions of
Section 7.

     (d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 thereof, by the effective date of resignation or removal under paragraph (a) or
(b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment or a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

SECTION 11.    APPOINTMENT OF SUCCESSOR.

     (a) If Trustee resigns or is removed in accordance with Sections 10(a) or (b) hereof, the Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the Trustee, including ownership rights in the Trust assets. The Trustee shall execute any instrument necessary or reasonable requested by the Company or the successor trustee to evidence the transfer.

     (b) The successor trustee need not examine the records and acts of any prior trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor trustee shall not be responsible for and Company shall indemnify and defend the successor trustee from any claim or liability resulting from any action or inaction of any prior trustee or from any other past event, or any condition existing at the time it becomes successor trustee.

SECTION 12.    AMENDMENT OR TERMINATION.

     (a) This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company.
Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable.

     (b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan, unless sooner revoked in accordance with Section 1(b) hereof. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Company.

     (c) Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of Plan, the Company may terminate this Trust Agreement prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to the Company.

SECTION 13.    MISCELLANEOUS.

     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

     (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

     (c) This Trust Agreement shall be governed by and construed in accordance with the laws of Minnesota.

SECTION 14.    EFFECTIVE DATE.

     The effective date of this Trust Agreement shall be of January 1, 1995.


     IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be effective as of the day and year first above written.

OGDEN SERVICES CORPORATION

By:

Title:      Vice President

Date:


AMERICAN EXPRESS TRUST COMPANY

By:

Title:

Date: